Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Second Quarter Financial and Operating Results; Declares Quarterly Cash Distribution of $0.60 Per Unit; and Updates 2025 Guidance

2025 Quarter Highlights

●	Second quarter 2025 total revenue of $547.5 million, net income of $59.4 million, and Adjusted EBITDA of $161.9 million
●	Increased coal sales volumes to 8.4 million tons sold, up 6.8% year-over-year and included record months for tons shipped at Hamilton and River View in June 2025
●	Added 17.4 million committed and priced sales tons over the 2025 – 2029 time period (includes 1.1 million option tons at our customers’ election)
●	Oil & Gas Royalties BOE volumes increased 7.7% year-over-year and were in-line with the first quarter 2025
●	Declares quarterly cash distribution of $0.60 per unit, or $2.40 per unit annualized

TULSA, OKLAHOMA, July 28, 2025 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today reported financial and operating results for the three and six months ended June 30, 2025 (the "2025 Quarter" and "2025 Period," respectively). This release includes comparisons of results to the three and six months ended June 30, 2024 (the "2024 Quarter" and "2024 Period," respectively) and to the quarter ended March 31, 2025 (the "Sequential Quarter"). All references in the text of this release to "net income" refer to "net income attributable to ARLP." For a definition of Adjusted EBITDA and related reconciliation to its comparable GAAP financial measure, please see the end of this release.

Total revenues in the 2025 Quarter decreased 7.7% to $547.5 million compared to $593.4 million for the 2024 Quarter primarily as a result of reduced coal sales prices, which declined 11.3%, and lower transportation revenues, partially offset by increased coal sales volumes, which rose 6.8% to 8.4 million tons sold in the 2025 Quarter compared to 7.9 million tons sold in the 2024 Quarter. Net income for the 2025 Quarter was $59.4 million, or $0.46 per basic and diluted limited partner unit, compared to $100.2 million, or $0.77 per basic and diluted limited partner unit, for the 2024 Quarter as a result of lower revenues, increased depreciation, and a $25.0 million non-cash impairment loss in the 2025 Quarter on a preferred equity investment in a battery materials company following the conversion of such preferred equity to common equity as part of a convertible note financing and recapitalization during the quarter. These reductions in net income were partially offset by an increase of $16.6 million in the fair value of our digital assets. Adjusted EBITDA for the 2025 Quarter was $161.9 million compared to $181.4 million in the 2024 Quarter.

Compared to the Sequential Quarter, total revenues increased by $7.0 million due primarily to increased coal sales volumes, which rose 7.9%, partially offset by lower coal sales prices per ton. Net income decreased by $14.6 million compared to the Sequential Quarter as a result of the $25.0 million impairment loss on an investment in the 2025 Quarter and increased operating and depreciation expenses, partially offset by higher revenues and an increase in the fair value of our digital assets. Adjusted EBITDA for the 2025 Quarter was 1.2% above the Sequential Quarter.

Total revenues decreased 12.6% to $1.09 billion for the 2025 Period compared to $1.25 billion for the 2024 Period primarily due to lower coal sales and transportation revenues. Net income for the 2025 Period was $133.4 million, or $1.03 per basic and diluted limited partner unit, compared to $258.2 million, or $1.98 per basic and diluted limited partner unit, for the 2024 Period as a result of lower revenues, higher depreciation, and the $25.0 million impairment loss on an investment in the 2025 Period, partially offset by reduced operating expenses. Adjusted EBITDA for the 2025 Period was $321.9 million compared to $419.9 million for the 2024 Period.

CEO Commentary

"All operations performed well during the quarter, with the exception of Tunnel Ridge that continued to experience challenging mining conditions," commented Joseph W. Craft III, Chairman, President and CEO. "The outlook for Tunnel Ridge has improved following the recent completion of a longwall move. We are now mining in a new district with significantly better conditions, where we expect higher productivity rates and higher in-seam yields going forward. Our updated guidance reflects our expectation that Tunnel Ridge will increase production and achieve lower costs per ton during the second half of 2025."

Mr. Craft continued, "Coal shipments of 8.4 million tons were up 6.8% compared to the 2024 Quarter and up 7.9% sequentially. We finished strong with our Hamilton and River View mines achieving monthly shipping records in June. We also continued to be active on the contracting front during the quarter, adding an incremental 17.4 million committed and priced sales tons for delivery between 2025 to 2029. This brings our total of new commitments secured this year to 35.1 million tons to be delivered over the next four and a half years, underscoring the value our customers place on quality, reliability, and counterparty strength."

Mr. Craft concluded, "Domestic market fundamentals remain constructive as higher natural gas prices, combined with higher power demand, have resulted in strong coal burns by our customers this year as dispatch economics for coal generation continue to improve. Year-to-date electricity generation in key eastern regions was up over 18% compared to last year and eastern utility inventories are 18% below prior year, nearing equilibrium for the first time since the summer of 2023. Key data points such as PJM’s record peak electricity demand in June, and the Department of Energy’s recent resource adequacy report are reinforcing the critical role of coal in maintaining grid reliability."

Segment Results and Analysis (Unaudited)

			% Change
	2025 Second	2024 Second	Quarter /	2025 First	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	6.665	5.787	15.2%	6.042	10.3%
Coal sales price per ton sold	$51.59	$57.37	(10.1)%	$55.15	(6.5)%
Segment Adjusted EBITDA Expense per ton	$34.69	$37.35	(7.1)%	$34.75	(0.2)%
Segment Adjusted EBITDA	$114.2	$118.0	(3.2)%	$126.2	(9.5)%

Appalachia Coal Operations
Tons sold	1.717	2.064	(16.8)%	1.729	(0.7)%
Coal sales price per ton sold	$82.49	$87.54	(5.8)%	$78.24	5.4%
Segment Adjusted EBITDA Expense per ton	$65.71	$66.26	(0.8)%	$69.73	(5.8)%
Segment Adjusted EBITDA	$29.4	$45.3	(35.1)%	$15.6	88.7%

Total Coal Operations
Tons sold	8.382	7.851	6.8%	7.771	7.9%
Coal sales price per ton sold	$57.92	$65.30	(11.3)%	$60.29	(3.9)%
Segment Adjusted EBITDA Expense per ton	$41.27	$45.37	(9.0)%	$42.75	(3.5)%
Segment Adjusted EBITDA	$141.9	$160.2	(11.4)%	$140.2	1.2%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.880	0.817	7.7%	0.880	—%
Oil percentage of BOE	48.6%	43.6%	11.5%	43.7%	11.2%
Average sales price per BOE (3)	$40.30	$44.60	(9.6)%	$41.00	(1.7)%
Segment Adjusted EBITDA Expense	$4.6	$4.6	(1.7)%	$5.7	(20.3)%
Segment Adjusted EBITDA	$29.9	$31.3	(4.4)%	$29.9	—%

Coal Royalties
Royalty tons sold	5.492	4.973	10.4%	5.072	8.3%
Revenue per royalty ton sold	$3.21	$3.33	(3.6)%	$3.11	3.2%
Segment Adjusted EBITDA Expense	$5.8	$6.6	(12.6)%	$6.4	(9.5)%
Segment Adjusted EBITDA	$11.8	$10.0	18.7%	$9.4	25.8%

Total Royalties
Total royalty revenues	$53.1	$53.0	0.2%	$52.7	0.8%
Segment Adjusted EBITDA Expense	$10.4	$11.3	(8.1)%	$12.1	(14.6)%
Segment Adjusted EBITDA	$41.7	$41.2	1.2%	$39.3	6.2%

Consolidated Total
Total revenues	$547.5	$593.4	(7.7)%	$540.5	1.3%
Segment Adjusted EBITDA Expense	$353.5	$363.2	(2.7)%	$346.2	2.1%
Segment Adjusted EBITDA	$182.3	$202.0	(9.8)%	$180.5	1.0%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes are calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.

Coal Operations

Coal sales volumes increased by 15.2% and 10.3% in the Illinois Basin compared to the 2024 Quarter and Sequential Quarter, respectively, due primarily to increased tons sold from our Hamilton and River View mines. In Appalachia, tons sold decreased by 16.8% in the 2025 Quarter compared to the 2024 Quarter primarily as a result of lower production levels at Tunnel Ridge. Coal sales price per ton sold decreased by 10.1% and 6.5% in the Illinois Basin compared to the 2024 Quarter and Sequential Quarter, respectively, as a result of lower price realizations at several mines in the region. In Appalachia, coal sales price per ton sold decreased by 5.8% compared to the 2024 Quarter primarily due to reduced pricing from each operation. Compared to the Sequential Quarter, coal sales prices increased by 5.4% in Appalachia due to increased prices from each operation. ARLP ended the 2025 Quarter with total coal inventory of 1.2 million tons, representing decreases of 1.4 million tons and 0.2 million tons compared to the end of the 2024 Quarter and Sequential Quarter, respectively.

Segment Adjusted EBITDA Expense per ton in the Illinois Basin decreased by 7.1% compared to the 2024 Quarter due primarily to lower maintenance and materials and supplies costs at several mines in the region, improved recoveries at our River View and Hamilton mines and reduced longwall move days at Hamilton. In Appalachia, Segment Adjusted EBITDA Expense per ton for the 2025 Quarter decreased by 5.8% compared to the Sequential Quarter due to higher recoveries across the region and increased production at our Mettiki operation resulting from a longwall move at the mine during the Sequential Quarter.

Royalties

Segment Adjusted EBITDA for the Oil & Gas Royalties segment decreased to $29.9 million in the 2025 Quarter compared to $31.3 million in the 2024 Quarter due to lower average sales price per BOE, which decreased 9.6%, partially offset by higher volumes, which increased 7.7%.

Segment Adjusted EBITDA for the Coal Royalties segment increased to $11.8 million in the 2025 Quarter compared to $10.0 million and $9.4 million in the 2024 Quarter and Sequential Quarter, respectively, due to higher royalty tons sold and lower expenses.

Balance Sheet and Liquidity

As of June 30, 2025, total debt and finance leases outstanding were $477.4 million. The Partnership’s total and net leverage ratios were 0.77 times and 0.69 times debt to trailing twelve months Adjusted EBITDA, respectively, as of June 30, 2025. ARLP ended the 2025 Quarter with total liquidity of $499.2 million, which included $55.0 million of cash and cash equivalents and $444.2 million of borrowings available under its revolving credit and accounts receivable securitization facilities. ARLP also held 542 bitcoins valued at $58.0 million as of June 30, 2025.

Distributions

ARLP also announced today that the Board of Directors of its general partner (the "Board") approved a cash distribution to unitholders for the 2025 Quarter of $0.60 per unit (an annualized rate of $2.40 per unit), payable on August 14, 2025, to all unitholders of record as of the close of trading on August 7, 2025.

Concurrent with this announcement we are providing qualified notice to brokers and nominees that hold ARLP units on behalf of non-U.S. investors under Treasury Regulation Section 1.1446-4(b) and (d) and Treasury Regulation Section 1.1446(f)-4(c)(2)(iii). Brokers and nominees should treat one hundred percent (100%) of ARLP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. In addition, brokers and nominees should treat one hundred percent (100%) of the distribution as being in excess of cumulative net income for purposes of determining the amount to withhold. Accordingly, ARLP’s distributions to non-U.S. investors are subject to federal income tax withholding at a rate equal to the highest applicable effective tax rate plus ten percent (10%). Nominees, and not ARLP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of non-U.S. investors.

Outlook

"While the midpoint of our total 2025 coal sales guidance remains essentially unchanged, we have adjusted the ranges and regional mix to reflect current operational realities. In the Illinois Basin, strong domestic demand has led us to increase our full year guidance midpoint by 625 thousand tons, whereas lower production at Tunnel Ridge and a customer default at MC Mining during the first half of the year have prompted us to reduce our expected coal sales tons in the Appalachia region by 1.0 million tons for the full year," said Mr. Craft.

"In our Oil & Gas Royalties segment, although lower oil prices have weighed on royalty revenue, strong volume performance during the 2025 Period is leading us to increase the midpoint of our 2025 BOE volume guidance by approximately 5%, demonstrating the high-quality of our acreage position and organic growth potential embedded in our existing portfolio."

"Looking forward, the domestic thermal market continues to demonstrate strong fundamentals driven by data center expansion and increased domestic manufacturing. Given our success this year in securing a significant volume of committed tons for delivery over the next three to four years, we are cautiously optimistic that there will be opportunities to grow sales volumes next year. While the average coal sales price per ton may trend lower than this year, we expect the increased production along with our recently completed capital projects will drive costs per ton lower and should enable us to maintain margins next year that are near this year’s level," commented Mr. Craft.

Mr. Craft continued, "The current administration has taken many supportive actions to ensure the U.S. is a global leader in artificial intelligence ("AI"). To achieve this aim, America needs vast amounts of affordable, reliable energy. That is why President Trump signed four executive orders this past April specifically addressing grid reliability concerns and the necessity to delay premature coal power plant retirements. That is in part why on July 4, 2025 he signed into law the One Big Beautiful Bill Act ("OBBBA"), which included a number of provisions favorable to fossil fuel baseload generation, including coal which we believe is essential for America’s energy security. Furthermore, three executive orders were signed on July 23, 2025, to advance AI leadership by accelerating data center development and related energy infrastructure."

Mr. Craft added, "As a reminder, each quarter the Board considers multiple factors when determining the appropriate distribution levels including but not limited to expected operating cash flows generated by our business, capital needed to maintain our operations, distribution coverage levels, debt service costs and any other potential investment opportunities. Today’s announced quarterly distribution rate of $0.60 per unit, or $2.40 on an annualized basis, was based upon all of these factors, as well as our increased visibility in 2025 and 2026 expected cash flows and committed tons. It’s also worth noting that maintaining an attractive after-tax distribution is one of our primary capital allocation objectives. With passage of the OBBBA, which restored 100% bonus depreciation, the after-tax distribution in 2025 for the majority of units outstanding is expected to be higher than what the previous distribution rate of $0.70 per unit would have delivered under the prior tax code."

Mr. Craft concluded, "We are seeing the most encouraging outlook for domestic coal since early 2023, supported by the most favorable regulatory environment in decades. We’re confident in the growth potential across all areas of our business. The Board’s decision to adjust the distribution reflects a proactive step to strengthen our balance sheet and increase financial flexibility to capitalize on opportunities to grow our businesses over the long-term."

ARLP is providing the following updated guidance for the full year ending December 31, 2025 (the "2025 Full Year"):

2025 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	25.00 — 25.75
Appalachia Sales Tons	7.75 — 8.25
Total Sales Tons	32.75 — 34.00

Committed & Priced Sales Tons
2025 — Domestic / Export / Total	29.5 / 2.8 / 32.3
2026 — Domestic / Export / Total (1)	25.3 / 1.3 / 26.6

Coal Sales Price Per Ton Sold (2)
Illinois Basin	$50.00 — $53.00
Appalachia	$79.00 — $83.00
Total	$57.00 — $61.00

Segment Adjusted EBITDA Expense Per Ton Sold (3)
Illinois Basin	$34.00 — $37.00
Appalachia	$58.00 — $62.00
Total	$39.00 — $43.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	1,650 — 1,750
Natural gas (000 MCF)	6,300 — 6,700
Liquids (000 Barrels)	825 — 875
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 14.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	23.75 — 25.25
Revenue per royalty ton sold	$3.20 — $3.40
Segment Adjusted EBITDA Expense per royalty ton sold	$1.20 — $1.30

Consolidated (Millions)
Depreciation, depletion and amortization	$280 — $300
General and administrative	$80 — $85
Net interest expense	$38 — $42
Income tax expense	$20 — $22
Total capital expenditures	$285 — $320
Growth capital expenditures	$5 — $10
Maintenance capital expenditures	$280 — $310

(1)	2026 Committed & Priced Sales Tons includes 0.9 million option tons at our customers’ election.
(2)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(3)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations.

Conference Call

A conference call regarding ARLP’s 2025 Quarter financial results and updated 2025 guidance is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call. International callers should dial (201) 689-8560 and request to be connected to the same call. Investors may also listen to the call via the "Investors" section of ARLP’s website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13754521.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the second largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is positioning itself as a reliable energy partner for the future by pursuing opportunities that support the growth and development of energy and related infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Those forward-looking statements include expectations with respect to our future financial and operational performance, coal and oil & gas consumption and expected future prices, our ability to increase or maintain unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, infrastructure projects at our existing properties, growth in domestic electricity demand, preserving liquidity and maintaining financial flexibility, our future repurchases of units, and the impact of recently announced tax legislation. These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion, the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels and the planned retirement of coal-fired power plants in the U.S.; our ability to provide fuel for growth in domestic energy demand, should it materialize; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; impacts of geopolitical events, including the conflicts in Ukraine and in the Middle East; the severity, magnitude and duration of any future pandemics and impacts of such pandemics and of businesses’ and governments’ responses to such pandemics on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers and operators, available liquidity and capital sources and broader economic disruptions; actions of the major oil-producing countries with respect to oil production volumes and prices and the direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by the operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of and investments into the infrastructure of our operations and properties, including the timing of such investments coming online; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure transition ventures; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging and other infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, and the results of central bank policy actions including interest rates, bank failures, and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments, including the imposition of or increase in tariffs on steel and/or other raw materials; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, such as the Environmental Protection Agency’s emissions regulations for coal-fired power plants, and state legislation seeking to impose liability on a wide range of energy companies under greenhouse gas "superfund" laws, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors’ and other stakeholders’ increasing attention to environmental, social, and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP’s public periodic filings with the SEC, including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 27, 2025, and ARLP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 9, 2025.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Tons Sold	8,382	7,851	16,153	16,525
Tons Produced	8,105	8,437	16,562	17,551
Mineral Interest Volumes (BOE)	880	817	1,760	1,715

SALES AND OPERATING REVENUES:
Coal sales	$485,469	$512,659	$953,980	$1,074,538
Oil & gas royalties	35,473	36,429	71,557	73,459
Transportation revenues	8,558	26,701	18,758	57,454
Other revenues	17,963	17,561	43,636	39,596
Total revenues	547,463	593,350	1,087,931	1,245,047

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	346,288	351,605	685,724	715,464
Transportation expenses	8,558	26,701	18,758	57,454
Outside coal purchases	7,179	10,608	14,524	19,720
General and administrative	20,380	20,562	40,960	42,691
Depreciation, depletion and amortization	76,340	66,454	144,969	132,003
Total operating expenses	458,745	475,930	904,935	967,332

INCOME FROM OPERATIONS	88,718	117,420	182,996	277,715

Interest expense, net	(9,252)	(9,277)	(17,686)	(17,026)
Interest income	570	2,084	1,437	3,360
Net loss on equity method investments	(1,536)	(152)	(3,542)	(705)
Change in fair value of digital assets	12,856	(3,748)	7,282	8,105
Impairment loss on investments	(25,000)	—	(25,000)	—
Other income (expense)	17	(958)	628	(1,564)
INCOME BEFORE INCOME TAXES	66,373	105,369	146,115	269,885

INCOME TAX EXPENSE	5,348	3,860	9,530	8,809

NET INCOME	61,025	101,509	136,585	261,076

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,615)	(1,322)	(3,192)	(2,832)

NET INCOME ATTRIBUTABLE TO ARLP	$59,410	$100,187	$133,393	$258,244

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.46	$0.77	$1.03	$1.98

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	128,428,024	128,061,981	128,347,131	127,866,439

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55,004	$136,962
Trade receivables (net of allowance of $5,243 and $2,087, respectively)	177,659	166,829
Other receivables	4,598	10,158
Inventories, net	138,712	120,661
Advance royalties	9,537	11,422
Digital assets	58,030	45,037
Prepaid expenses and other assets	17,586	22,161
Total current assets	461,126	513,230
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	4,516,603	4,435,535
Less accumulated depreciation, depletion and amortization	(2,341,659)	(2,269,265)
Total property, plant and equipment, net	2,174,944	2,166,270
OTHER ASSETS:
Advance royalties	77,395	70,264
Equity method investments	29,628	35,532
Equity securities	67,541	92,541
Debt securities	13,046	—
Operating lease right-of-use assets	16,045	15,871
Other long-term assets	29,721	22,022
Total other assets	233,376	236,230
TOTAL ASSETS	$2,869,446	$2,915,730

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$98,248	$98,188
Accrued taxes other than income taxes	24,596	21,051
Accrued payroll and related expenses	29,937	26,946
Accrued interest	1,853	1,821
Workers' compensation and pneumoconiosis benefits	14,837	14,838
Other current liabilities	42,298	48,023
Current maturities, long-term debt, net	23,081	22,275
Total current liabilities	234,850	233,142
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	439,023	450,885
Pneumoconiosis benefits	123,228	120,152
Workers' compensation	38,542	37,177
Asset retirement obligations	157,084	155,156
Long-term operating lease obligations	13,991	13,638
Deferred income tax liabilities	28,636	29,353
Other liabilities	21,602	22,694
Total long-term liabilities	822,106	829,055
Total liabilities	1,056,956	1,062,197

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 128,428,024 and 128,061,981 units outstanding, respectively	1,816,776	1,867,850
Accumulated other comprehensive loss	(23,639)	(35,103)
Total ARLP Partners' Capital	1,793,137	1,832,747
Noncontrolling interest	19,353	20,786
Total Partners' Capital	1,812,490	1,853,533
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,869,446	$2,915,730

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES	$297,379	$425,439

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(153,793)	(225,288)
Change in accounts payable and accrued liabilities	(11,840)	4,944
Proceeds from sale of property, plant and equipment	709	969
Contributions to equity method investments	(1,391)	(1,290)
Purchase of debt securities	(2,127)	—
Oil & gas reserve asset acquisitions	(2,740)	(4,720)
Other	2,929	2,392
Net cash used in investing activities	(168,253)	(222,993)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	39,000	75,000
Payments under securitization facility	(39,000)	(75,000)
Proceeds from equipment financings	—	54,626
Payments on equipment financings	(6,303)	(5,935)
Borrowings under revolving credit facilities	—	20,000
Payments under revolving credit facilities	—	(20,000)
Borrowing under long-term debt	—	400,000
Payments on long-term debt	(7,031)	(292,811)
Payment of debt issuance costs	—	(11,379)
Payments for tax withholdings related to settlements under deferred compensation plan	(7,082)	(13,292)
Distributions paid to Partners	(181,630)	(181,982)
Other	(9,114)	(7,783)
Net cash used in financing activities	(211,160)	(58,556)

Effect of exchange rate changes on cash and cash equivalents	76	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	(81,958)	143,890

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	136,962	59,813

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$55,004	$203,703

Reconciliation of Non-GAAP Financial Measures (Unaudited)

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA," "Adjusted EBITDA,"  "Distribution Coverage Ratio" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA adjusted for certain items that we characterize as unrepresentative of our ongoing operations.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding equity method investment earnings, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures and adding distributions from equity method investments and litigation expense accrual.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2025	2024	2025	2024	2025

Net income attributable to ARLP	$59,410	$100,187	$133,393	$258,244	$73,983
Depreciation, depletion and amortization	76,340	66,454	144,969	132,003	68,629
Interest expense, net	12,042	9,979	24,097	18,750	12,055
Capitalized interest	(3,360)	(2,786)	(7,848)	(5,084)	(4,488)
Income tax expense	5,348	3,860	9,530	8,809	4,182
EBITDA	149,780	177,694	304,141	412,722	154,361
Litigation expense accrual (1)	—	—	—	15,250	—
Change in fair value of digital assets	(12,856)	3,748	(7,282)	(8,105)	5,574
Impairment loss on investments (2)	25,000	—	25,000	—	—
Adjusted EBITDA	161,924	181,442	321,859	419,867	159,935
Net loss on equity method investments	1,536	152	3,542	705	2,006
Distributions from equity method investments	2,904	1,118	3,753	2,000	849
Interest expense, net	(12,042)	(9,979)	(24,097)	(18,750)	(12,055)
Income tax expense	(5,348)	(3,860)	(9,530)	(8,809)	(4,182)
Deferred income tax expense (benefit) (3)	723	(962)	(138)	(1,069)	(861)
Litigation expense accrual (1)	—	—	—	(15,250)	—
Estimated maintenance capital expenditures (4)	(59,004)	(65,471)	(120,571)	(136,196)	(61,567)
Distributable Cash Flow	$90,693	$102,440	$174,818	$242,498	$84,125
Distributions paid to partners	$90,739	$90,736	$181,630	$181,982	$90,891
Distribution Coverage Ratio	1.00	1.13	0.96	1.33	0.93

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement (which remains subject to final court approval) of certain litigation as described in Item 1 of Part II of ARLP’s Form 10-Q filed on May 9, 2025 with the SEC for the period ended March 31, 2025.
(2)	Impairment loss on investments of $25.0 million represents the write-down of our July 2023 preferred equity investment in a battery materials company, following the conversion of such preferred equity to common equity as part of a convertible note financing and recapitalization during the quarter.
(3)	Deferred income tax expense (benefit) is the amount of income tax expense (benefit) during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(4)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2025 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.28 per ton produced compared to an estimated $7.76 per ton produced in 2024. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property, plant and equipment. Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our method of computing free cash flow may not be the same method used by other companies. Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2025	2024	2025	2024	2025

Cash flows from operating activities	$151,693	$215,766	$297,379	$425,439	$145,686
Capital expenditures	(67,017)	(101,442)	(153,793)	(225,288)	(86,776)
Change in accounts payable and accrued liabilities	(5,644)	613	(11,840)	4,944	(6,196)
Free cash flow	$79,032	$114,937	$131,746	$205,095	$52,714

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to non-GAAP "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations. Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, LLC ("Alliance Coal"), which holds our coal mining operations and related support activities.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2025	2024	2025	2024	2025

Operating expense	$346,288	$351,605	$685,724	$715,464	$339,436
Litigation expense accrual (1)	—	—	—	(15,250)	—
Outside coal purchases	7,179	10,608	14,524	19,720	7,345
Other expense (income)	(17)	958	(628)	1,564	(611)
Segment Adjusted EBITDA Expense	353,450	363,171	699,620	721,498	346,170
Segment Adjusted EBITDA Expense – Non Coal Operations (2)	(7,550)	(6,996)	(21,497)	(11,009)	(13,947)
Segment Adjusted EBITDA Expense – Coal Operations	$345,900	$356,175	$678,123	$710,489	$332,223

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement (which remains subject to final court approval) of certain litigation as described in Item 1 of Part II of ARLP’s Form 10-Q filed on May 9, 2025 with the SEC for the period ended March 31, 2025.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as Adjusted EBITDA adjusted for general and administrative expenses. Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2025	2024	2025	2024	2025

Adjusted EBITDA (See reconciliation to GAAP above)	$161,924	$181,442	$321,859	$419,867	$159,935
General and administrative	20,380	20,562	40,960	42,691	20,580
Segment Adjusted EBITDA	182,304	202,004	362,819	462,558	180,515
Segment Adjusted EBITDA – Non Coal Operations (1)	(40,413)	(41,775)	(80,723)	(91,434)	(40,310)
Segment Adjusted EBITDA – Coal Operations	$141,891	$160,229	$282,096	$371,124	$140,205

(1)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.